Exhibit 99.1

McEWEN MINING FILES EARLY WARNING REPORT IN CONNECTION WITH PRIVATE PLACEMENT IN VISIBLE GOLD MINES INC.

TORONTO, ONTARIO - (October 28, 2014) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) has subscribed, by way of a private placement, 8,333,333 common share units (the “Units”) of Visible Gold Mines Inc. (“Visible Gold”) at a price of $0.06 per Unit for an aggregate amount of $500,000.  Each Unit consists of one common share and one warrant (the “Transaction”).  Each warrant entitles McEwen Mining to purchase one additional common share in Visible Gold at a price of $0.10 until April 27, 2016. The common shares and warrants purchased pursuant to the Transaction represent ownership of approximately 10.4% of the issued and outstanding shares of Visible Gold post closing (or approximately 18.9% on a partially diluted basis).

McEwen Mining entered into the Transaction for investment purposes and may increase or reduce its investment in Visible Gold according to market conditions or other relevant factors.

A copy of the early warning report filed in connection with the Transaction will be made available on SEDAR (www.sedar.com).

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina. McEwen Mining has 304.7 million shares fully diluted at October 28, 2014. Rob McEwen, Chairman, and Chief Owner, owns 25% of the shares of the Company.

Caution Concerning Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of applicable securities laws that are intended to be covered by the safe harbors created by those laws. While such forward-looking statements are expressed in good faith and believed by us to have a reasonable basis, they are subject to risks and uncertainties (as disclosed in McEwen Mining’s Form 10-K for the fiscal year ended December 31, 2013 and Form 10-Q for the quarter ended March 31, 2014 and other filings with the SEC, under the caption “Risk Factors”), which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These forward-looking statements are not guarantees of future performance. McEwen Mining does not undertake any obligation to release publicly revisions to any forward-looking statement, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a prior forward-looking statement constitutes a reaffirmation of the same. Continued reliance on forward-looking statements is at investors’ own risk.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Director, Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King St W, Suite 2800 P.O. Box 24 Toronto, ON M5H 1J9 E-mail: info@mcewenmining.com